UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 18, 2017 (January 11, 2017)

Date of Report (Date of earliest event reported)

US FOODS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

(Address of principal executive offices)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2017, US Foods Holding Corp. (the “Company”) announced that Robert M. Dutkowsky, 62, and Carl Andrew Pforzheimer, 55, have both been elected to the Board, effective January 11, 2017. Mr. Dutkowsky will serve on the Board’s Audit Committee and will serve on the Board’s Nominating and Corporate Governance Committee as Chairman.

Mr. Dutkowsky has served as the Chief Executive Officer and a member of the board of directors of Tech Data Corporation since October 2006. Prior to joining Tech Data Corporation, Mr. Dutkowsky served as President, Chief Executive Officer, and Chairman of the Board of Egenera, Inc. from 2004 until 2006, and served as President, Chief Executive Officer, and Chairman of the Board of J.D. Edwards & Co., Inc. from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Beginning in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. He began his career at IBM where he served in several senior management positions. Mr. Dutkowsky holds a Bachelor of Science in Industrial and Labor Relations from Cornell University.

The Board believes that Mr. Dutkowsky’s substantial prior experience as a director and senior executive for a multinational distribution company specializing in IT products and services and his extensive knowledge of financial reporting, internal controls and procedures adds significant value to the Board and management as the Company executes its business plan.

Mr. Pforzheimer co-founded Barcelona Restaurants in 1995, and created its successor, Barteca Holdings, LLC in 2012. He currently serves as its Chairman. He serves as a Director of Hickory Tavern LLC, a privately-held restaurant group based in Charlotte, NC, and as a Member of the Education Policy Committee at the Culinary Institute of America. He served as a Director of WaveMark, Inc. through its acquisition by Cardinal Healthcare; on the town of Wilton, Connecticut Board of Finance; and on the Board of the Connecticut Restaurant Association. Mr. Pforzheimer holds a BA cum laude from Harvard University.

The Board believes that Mr. Pforzheimer’s experience as founder, director and executive officer of multi-location restaurant groups brings important perspectives to the Board.

Each of Messrs. Dutkowsky and Pforzheimer qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. Mr. Dutkowsky is familiar with finance and accounting practice and principles and is financially literate.

As non-employee directors, each of Messrs. Dutkowsky and Pforzheimer will receive an annual retainer of $100,000, paid quarterly, and an annual equity grant of $100,000, split evenly between restricted stock units (50% performance vesting and 50% time vesting) and common stock options (50% performance vesting and 50% time vesting), vesting over a four-year period. As Chair of the Nominating and Corporate Governance Committee Mr. Dutkowsky will receive an additional annual retainer of $20,000, paid quarterly.

Item 7.01 Regulation FD Disclosure

A copy of the press release issued by the Company announcing the election of the new directors described in Item 5.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This information is furnished pursuant to Item 7.01 of Form 8-K. The information in this Item 7.01 and in Exhibit 99.1 hereto shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

The furnishing of the information in Item 7.01 is not intended to, and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	US Foods Holding Corp. Press Release dated January 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 18, 2017	US Foods Holding Corp.

	By:	/s/ Luis A. Avila
Interim General Counsel and Chief Compliance Officer